EXHIBIT 10.1.17

FIRST AMENDMENT TO THE

CHESAPEAKE ENERGY CORPORATION 401(k) MAKE-UP PLAN

This First Amendment to the Chesapeake Energy Corporation 401(k) Make-Up Plan (the “Plan”), is made this 24th day of October, 2003 by the Compensation Committee (“Committee”) on behalf of Chesapeake Energy Corporation (“Company”).

1. Effective January 1, 2004, Article II, Section 2.1(o)(i)(B) of the Plan document shall be deleted and replaced with the following:

(B) receives combined Base Salary and Bonus Compensation of $90,000 or more during the twelve months immediately preceding the applicable Plan Year;

2. Effective January 1, 2004, Article VII, Section 7.5(b) of the Plan shall be deleted and replaced with the following:

(b) Company Contributions. Supplemental Matching Contributions and any income, earnings or losses thereon shall vest at the rate of 25% per year for each Year of Service with the Company from the date of the contribution. A Participant shall fully vest in all existing and future Company contributions made on their behalf upon attainment of 60 years of age. Discretionary Contributions shall vest as determined by the Committee upon the grant of a Discretionary Contribution. If a Participant terminates employment prior to vesting, the unvested Company Contributions and any income, earnings or losses thereon shall be forfeited. Forfeited amounts shall be used to offset future contributions by the Company. In the event termination is due to death, Disability or retirement, the Committee may, in its sole and absolute discretion, accelerate vesting. Upon the occurrence of a Change of Control, all Participants shall be deemed to be 100% vested in all Company Contributions credited to their Account.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed this 24th day of October, 2003.

CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation

By:	/s/ MARTHA A. BURGER

Martha A. Burger Treasurer and Senior Vice President – Human Resources